EXHIBIT 99.1

LANCE REPORTS FOURTH QUARTER NET INCOME INCREASE OF 132%
ON 10% REVENUE GROWTH;
BOARD DECLARES REGULAR QUARTERLY DIVIDEND

     CHARLOTTE, NC, JANUARY 29, 2004 — Lance, Inc. (Nasdaq: LNCE) today reported fourth quarter net income of $5.9 million or $0.20 per share, on a diluted basis, on net sales and other operating revenue of $141.0 million for the 13 weeks ended December 27, 2003. In the same period last year, net income was $2.5 million or $0.09 per share on net sales and other operating revenue of $128.4 million.

     For the 52 weeks ended December 27, 2003, net income was $18.3 million or $0.63 per share, on a diluted basis, compared to net income of $19.9 million or $0.68 per share in the same period last year. Net sales and other operating revenue were $562.5 million for the 52 weeks ended December 27, 2003, compared with $542.8 million for the same period last year. Full year 2003 results include charges of approximately $0.18 per share, primarily in the first quarter, for the previously announced discontinuation of mini sandwich cracker distribution through the Company’s route sales system and severance costs.

     Net sales and other operating revenue increased 10% in the fourth quarter from the same quarter a year ago. Branded product sales increased 3% as higher sales of salty snacks and nuts more than offset lower sales of cakes, mini sandwich crackers, bread-basket items and candy. Non-branded revenues increased 22% on continued strength from private label products.

     During the fourth quarter, gross margin increased $6.6 million as better manufacturing efficiencies ($3.0 million), improved volume ($2.5 million) and higher prices ($2.3 million) more than offset the impact of increased commodity costs ($0.7 million) and foreign exchange ($0.5 million).

     Selling, marketing and delivery expenses increased $0.5 million during the fourth quarter as increased delivery and route truck expenses ($1.6 million) more than offset lower insurance ($0.8 million) and other selling expenses ($0.3 million). General and administrative expenses increased $0.5 million from the same quarter last year due mainly to higher incentive compensation partially offset by reductions in salaries and related costs. Fourth quarter provisions for employees’ retirement plans, which are impacted by earnings and compensation levels, increased $0.6 million.

     “We were very pleased with the strong finish to 2003”, said Paul A. Stroup III, Chairman, President and Chief Executive Officer. “Excellent revenue growth combined with ongoing expense control allowed us to more than double net income in the fourth quarter. As we move into 2004, the successful completion of our route sales system realignment will be our primary focus. While it puts near term pressure on sales and costs, it is essential to our ongoing branded product sales performance and route economics.”

     The Company announced that it expects full year 2004 earnings to be in the range of $0.65 to $0.75 per share of common stock.

     The Board of Directors declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on February 20, 2004, to stockholders of record at the close of business on February 10, 2004.

     Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern standard time on Friday, January 30, 2004 to discuss fourth quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 noon on January 30th and running through February 6th at midnight. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 4691314. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com.

     Lance, Inc., manufactures and markets snack foods throughout most of the United States and Canada.

     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, the effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risk, are discussed in the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter (13 Weeks) Ended

	December 27, 2003	December 28, 2002

Net sales and other operating revenue	$141,017	$128,359
Cost of sales	73,625	67,523

Gross margin	67,392	60,836

Selling, marketing and delivery	48,566	48,086
General and administrative	7,260	6,746
Provisions for employees’ retirement plans	1,179	618
Amortization of intangibles	92	171
Other expense, net	206	525

Earnings before interest and income taxes	10,089	4,690

Interest expense, net	822	698

Earnings before income taxes	9,267	3,992
Income taxes	3,367	1,449

Net income	$5,900	$2,543

Earnings per share:
Basic	$0.20	$0.09
Diluted	$0.20	$0.09
Weighted average shares outstanding:
Basic	29,023,000	29,011,000
Diluted	29,385,000	29,229,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the 52 Weeks Ended

	December 27, 2003	December 28, 2002

Net sales and other operating revenue	$562,529	$542,810
Cost of sales	293,173	278,171

Gross margin	269,356	264,639

Selling, marketing and delivery	196,709	196,297
General and administrative	28,991	27,451
Provisions for employees’ retirement plans	4,201	3,929
Amortization of intangibles	657	687
Loss on asset impairment	6,354	—
Other expense, net	740	1,701

Earnings before interest and income taxes	31,704	34,574

Interest expense, net	3,120	3,226

Earnings before income taxes	28,584	31,348
Income taxes	10,306	11,435

Net income	$18,278	$19,913

Earnings per share:
Basic	$0.63	$0.69
Diluted	$0.63	$0.68
Weighted average shares outstanding:
Basic	29,015,000	28,981,000
Diluted	29,207,000	29,231,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	December 27, 2003	December 28, 2002

Assets:
Cash and cash equivalents	$25,479	$3,023
Accounts receivable	42,653	38,205
Inventories	24,269	26,777
Deferred income tax benefit	9,336	7,196
Prepaid expenses and other	5,634	4,709

	107,371	79,910
Property plant and equipment, net	160,677	175,722
Goodwill and other intangibles, net	52,814	48,149
Other	1,723	2,084

	$322,585	$305,865

Liabilities and Equity:
Current portion of long-term debt	$5,570	$63
Accounts payable	12,059	11,976
Other current liabilities	40,431	33,291

	58,060	45,330
Long-term debt	38,168	36,089
Other liabilities	43,757	43,905
Stockholders’ equity	182,600	180,541

	$322,585	$305,865

Common shares outstanding at end of period	29,156,957	29,098,582

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the 52 Weeks Ended

	December 27, 2003	December 28, 2002

Operating Activities:
Net income	$18,278	$19,913

Depreciation and amortization	29,389	28,689
Loss on asset impairment	6,354	—
Loss on sale of property, net	43	1,213
Deferred income taxes	(3,153)	4,747
Imputed interest on deferred notes	455	474
Other, net	56	254
Changes in operating assets and liabilities	5,975	347

Net cash flows provided by operating activities	57,397	55,637

Investing Activities:
Purchases of property and equipment	(17,785)	(25,513)
Proceeds from sale of property and equipment	758	270

Net cash used in investing activities	(17,027)	(25,243)

Financing Activities:
Dividends paid	(18,643)	(18,616)
Issuance of common stock, net	233	1,124
Repayments of debt	(63)	(5,176)
Borrowings (repayments) under revolving credit facilities, net	—	(9,500)

Net cash used in financing activities	(18,473)	(32,168)

Effect of exchange rate changes on cash	559	(1)
Increase (decrease) in cash and cash equivalents	22,456	(1,775)
Cash and cash equivalents at beginning of period	3,023	4,798

Cash and cash equivalents at end of period	$25,479	$3,023